Exhibit 99.2

LEXAR ANNOUNCES PRICING OF PRIVATE

PLACEMENT OF SENIOR CONVERTIBLE NOTES

FREMONT, Calif.—(BUSINESS WIRE)—March 29, 2005—Lexar Media, Inc. (Nasdaq - LEXR), today announced that it has entered into a definitive purchase agreement with two qualified institutional buyers for the private placement of $60 million aggregate principal amount of its 5.625% Senior Convertible Notes due 2010. The private placement is scheduled to close on March 30, 2005, subject to customary closing conditions. The purchase price will equal 100% of the principal amount of the notes. The investors have an option to purchase up to an aggregate of $10 million principal amount in additional notes at the same price on or before the 60th day after the closing date.

When issued, the notes will:

•	require payment of interest semi-annually in arrears at an annual rate of 5.625%;

•	have a stated maturity of April 1, 2010;

•	constitute senior unsecured obligations of Lexar; and

•	be convertible at the option of the holder into shares of Lexar’s common stock at an initial conversion price of $6.68 per share, subject to adjustment.

The net proceeds from the sale of the notes will be used for working capital including repayment of debt and for other general corporate purposes.

The notes and the shares of common stock issuable upon conversion of the notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.